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                                                                   EXHIBIT 10.49
July 29, 1998


L. David Tomei
1321 Sanderling Island
Richmond, CA 94801


Dear David:

         As we have discussed, the following sets forth the terms of your new consultancy relationship with LXR Biotechnology Inc. (the "Company").

Retention as Consultant; Termination as Employee: Compensation.

         Effective as of the date of this letter (the "Letter Agreement") and up to July 29, 2001 (the "Termination Date"), you are retained as a consultant to the Company. By signing below, you agree to be retained as a consultant and you agree that any officer, and employment relationship with the Company is terminated as of the date of this letter. Your services as a consultant will include, for example, completing projects that you are currently handling and other projects as mutually agreed.

         Compensation for your services as a consultant and for all other agreements, releases and covenants contained in this Letter Agreement shall consist solely of (i) cash payments in the amount of $20,000 per month to be paid in accordance with the Company's regular payroll schedule, (ii) payment of the benefits described below, and (iii) the grant of the option set forth below. The Company will reimburse you for any reasonable expenses incurred by you in the course of consulting for the Company, including any conferences attended at the request of the Company, provided that all such expenses are approved in advance by the Company and that requests for reimbursement are in a form acceptable to the Company. You agree that you have received all compensation to which you are entitled for services previously rendered, whether as an employee, consultant or in any other capacity, and you agree that the compensation to be paid to you in the future pursuant to this paragraph is in full satisfaction of all amounts owed to you for services you are to perform in the future as a consultant to the Company. Although you are responsible for the payment of all state, federal and local taxes applicable to such compensation and benefits, unless instructed otherwise in writing by you or required by law, the Company will continue to withhold from the cash payments specified in item (i) of this paragraph an amount for state and federal income taxes (but

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L. David Tomei
July 29, 1998


not FICA and other state and federal withholdings) in accordance with current payroll practice.

         You may terminate the Letter Agreement upon 30 days prior written notice to the Company. The Company may terminate the Letter Agreement upon providing 30 days prior written notice if you breach any material term of this Letter Agreement; provided, however, that the Company shall not be entitled to terminate this Letter Agreement if, to the reasonable satisfaction of the Company, you cure the breach within 10 days from the date such notice is provided to you and you provide written notice to the Company within such 10 day period that you have cured such breach and describing how you have done so. In the event of a termination pursuant to this paragraph, (i) you shall not be entitled to any further cash compensation, (ii) all other benefits being provided to you by the Company shall cease, and (iii) the option granted to you pursuant to this Letter Agreement and all options held by you shall cease vesting and you shall have 90 days thereafter to exercise such option.

Benefits.

         For 18 months after the date hereof, the Company will pay COBRA premiums for you and your dependents under the Company's medical and dental plans provided you remain eligible under the plans and applicable law. After such 18 month period, the Company will pay directly to you an amount equal to such COBRA premiums and obtaining benefits after such date will be your responsibility. Since you are no longer employed by the Company, you will not accrue vacation or any other benefits.

Grant of Stock Option.

         Effective as of April 20, 1998 (the "Grant Date"), the Company granted you an option to purchase Three Hundred Thousand (300,000) shares of Common Stock of the Company. The grant of this option was contingent upon you signing an option agreement and upon approval by the stockholders of the Company of a proposal acted upon at the June 11, 1998 Annual Meeting of Stockholders and such proposal has been approved by the stockholders.

         This stock option is intended not to qualify as an incentive stock option ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of this option is $3.3125, which was the closing price of the Common Stock of the Company as listed on the American Stock Exchange on the business day immediately preceding the Grant Date. This stock option is granted pursuant to and subject to the terms and conditions of the 1993 Stock Option Plan, as amended, and hereby incorporated by reference. You agree to enter into the Stock Option Grant Agreement attached hereto as Exhibit A, which provides, among other things, that the


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L. David Tomei
July 29, 1998


stock option shall vest 25% on April 20, 1999 (the "Initial Vesting Date") and
2.083 1/3% at the end of each month thereafter; provided, however, that vesting on the option granted pursuant to this Letter Agreement and all other options you hold will stop on the day you cease to consult to the Company and vested options must be exercised within 90 days from the date you cease to consult.

         Certain of the options previously granted to you were intended to qualify as ISOs. The tax laws applicable to ISOs require that, to maintain the ISO status of your vested options, you must exercise your vested ISOs within three months of the date your employment was terminated, i.e., before October 29, 1998. Please be aware that consultants are not eligible for ISOs and any of your options that vest after October 29, 1998 will therefore be considered "nonqualified stock options."

         At the time of exercise of any options, the Company will withhold all state, federal and local taxes subject to withholding obligations that the Company determines are applicable. You should consult a tax advisor regarding the tax treatment of your options, and by signing below you acknowledge that you have consulted such an advisor or that you have knowingly chosen not to consult such an advisor.

Invention Assignment.

         Please take the time to review the obligations set forth in the Employee Invention Assignment and Confidentiality Agreement attached hereto as Exhibit B, which you have previously executed and are currently bound by. By signing below, you confirm that you have been bound by the terms of such Employee Invention Assignment and Confidentiality Agreement at all times during your employment by the Company and that you have continuing obligations under such agreement. Please examine areas in which you might have stored Company proprietary information, including, among other places, personal computers and computer disks, saved e-mail communications and personal files, as all Company materials must be returned to the Company. Also, remember that you likely know some proprietary information regarding the Company, and it is your legal responsibility not to disclose this information to anyone.

         You hereby irrevocably transfer and assign to the Company any and all of your right, title, and interest in and to "Inventions" (as defined below), including but not limited to all copyrights, patent rights, trade secrets and trademarks. Inventions will be the sole property of the Company. For the purposes of this Letter Agreement, the term "Inventions" will mean all discoveries, inventions, improvements, developments, products, processes, procedures, techniques, formulae, computer programs, drawings, designs, notes, documents, information and materials made, conceived, developed or reduced to practice by you, alone or with others, in the field of apoptosis, including without limitation Inventions resulting from your services to the Company or funded in whole or in part by the Company or which result from your use of any premises or



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L. David Tomei
July 29, 1998


resources owned, leased or contracted for by the Company; provided, that if you create an "Invention" that falls within the scope of this assignment solely because it is within the field of apoptosis, and such Invention does not relate to any products or research of the Company, the Company will consider reasonably any request by you to retain such Invention. The Company will have the sole right to determine the treatment of any Inventions, including the right to keep them as trade secrets, to file and execute patent applications on them, to use and disclose them without prior patent application, to file registrations for copyrights or trademarks on them in its own name, or to follow any other procedure that the Company deems appropriate.

         You agree: (i) to disclose all Inventions to the Company promptly, in writing; (ii) to cooperate with and assist the Company to apply for and to prosecute, and to execute any applications and/or assignments and/or other documents reasonably necessary to obtain or maintain, any patent, copyright, trademark or other statutory protection for Inventions in the Company's name as the Company deems appropriate; (iii) to deliver to the Company evidence for interference purposes or other legal proceedings and to testify in any interference or other legal proceedings and to otherwise assist the Company related thereto, whenever requested to do so by the Company; and (iv) to otherwise treat all Inventions as "Confidential Information," as defined below. You hereby grant the Company a limited power of attorney to execute any documents necessary or appropriate to effectuate the Company's rights hereunder. If you have any questions as to whether a given invention, discovery or the like qualifies as an "Invention" hereunder, you will inform the Company of the nature of such invention or discovery for determinations to whether such is an Invention.

Confidential Information.

         You acknowledge that in the past and in the future while acting as a consultant you will acquire information and materials from the Company and knowledge about the Company's business, products, techniques, experimental work, customers, clients and suppliers. You further acknowledge that all such knowledge, information and materials acquired before or after the date of this Letter Agreement, the existence, terms and conditions of this Letter Agreement, and the Inventions at all time have been and will continue to be trade secrets and confidential and proprietary information of Company (collectively, the "Confidential Information"). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or which you can demonstrate by competent evidence was already known to you or which is disclosed to you by a third party owing no duty of confidentiality to the Company or that the Company regularly gives to third parties without restriction on use or disclosure.



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L. David Tomei
July 29, 1998


         To ensure the continued confidentiality of the Confidential Information, you agree as follows: (i) to hold all Confidential Information in strict confidence; not to disclose it to others or use it in any way, commercially or otherwise, except in performing the consulting services hereunder, and not to allow any unauthorized person access to it; (ii) to take all action reasonably necessary to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information; and (iii) that Confidential Information furnished to you by the Company or produced by you or others in connection with the services performed hereunder will be and remain the sole property of the Company. You agrees to return all Confidential Information and any materials or other property provided by the Company promptly, at the Company's request, upon expiration of this Letter Agreement, or upon termination of your services. You agree not to retain any Confidential Information or reproductions thereof, or other such property or materials, after such request, expiration or termination.

Covenant Not to Compete.

         During the term of this Letter Agreement, you will not directly or indirectly assist any person, business or enterprise which is engaged in research or development related to the field of apoptosis without the express prior written consent of the Company, which consent will not be unreasonably withheld if the proposed activity does not compete or interfere with the business of the Company. During the term of this Letter Agreement you will not in any manner interfere with the operations, business, research or contractual relations of the Company. For purposes of this paragraph, to "assist" is defined as follows: (i) to be an officer, director, employee, partner, shareholder (other than a holder of less than 1% of the voting power of a public company, where you have no other relationship to such public company), principal, agent, representative or consultant for such person or entity, or to carry on any similar activities for such person or entity, in whatever capacity; (ii) to promote or endorse or allow your name to be used in any Annual Report, Quarterly Report, Private Placement Memorandum or advertisement of such entity; or (iii) to solicit or attempt to solicit business or other opportunities on behalf of such entity. For purposes of this paragraph, "interfere" shall include but not be limited to taking any actions detrimental to the Company or its business, disparaging the Company or its management, questioning the Company's legal rights, including its rights to assets, or preventing or hindering the Company's employees in the performance of their duties.

         Nothing herein will prohibit you from servicing as an expert in malpractice cases or on Boards of charitable organizations or from soliciting or accepting support for research conducted by you at charitable organizations; provided that such activities do not require or result in the disclosure of any Confidential Information.


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L. David Tomei
July 29, 1998


Release, Etc.

         By signing below, and in consideration of the payments, benefits and option described above, you agree that the Company has satisfied all obligations to you. You and your representatives, heirs, successors and assigns, do hereby release, acquit and forever discharge the Company, and its affiliates, subsidiaries, divisions and related companies, and the past, present and future employees, agents, officers, directors, stockholders, partners, heirs, executors, administrators, successors and assigns of all of the foregoing (all hereinafter "Releasees"), from and against any and all claims, rights, demands, actions, obligations, liabilities and causes of action -- whether asserted or unasserted, whether known or unknown, and/or whether brought directly by or on behalf of you or brought derivatively or in some other representative capacity by you on behalf of the Company or others -- of any and every kind, nature and character whatsoever, known or unknown, that you (or persons you may purport to represent) may now have, that you (or persons you may purport to represent) has ever had or that you (or persons you may purport to represent) may in the future claim to have against Releasees, or any of them, including but not limited to claims arising under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, California's Fair Employment and Housing Act, and any claims of discrimination arising under any federal, state or local law, and those arising from or in any way connected with or related to the employment of you by Releasees, or any of them, the termination of that employment, the lack of such employment, or any claims of discrimination or retaliation, and all acts or omissions of Releasees, or any of them, whatsoever heretofore occurring or arising.

         As to the matters released above, you waive all rights or benefits under Section 1542 of the California Civil Code, which provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         By signing below, you agree, for yourself and for each of your representatives, heirs, successors and assigns, not to assert any claims, rights, demands, actions, obligations, liabilities or causes of action -whether brought directly by or on behalf of you, or brought derivatively by you on behalf of the Company or others -- of any and every kind, nature and character whatsoever, that you may now have, that you have ever had or that may exist in the future, or that you believe the Company or others may now have, have ever had or may in the future have, against Releasees, except claims based on breach of this Letter Agreement by the Company.

         By signing below, you expressly state that you have been given a period of at least 21 days within which to consider the release set forth above. You are advised to consult with an attorney prior to signing below. Your release does not become effective until 7




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L. David Tomei
July 29, 1998


days after you sign this Letter Agreement. You understand that you may revoke the release at any time during the 7 days following the date you sign this Letter Agreement. It is agreed that any such revocation must be received in writing by the Company within said 7 day period in order to be effective. If you revoke the release, as of the date of such revocation this Letter Agreement shall be terminated, the option granted pursuant to this Letter Agreement shall terminate and you shall not be entitled to any other compensation or benefits.

Miscellaneous.

         Except for agreements related to confidential information of, any assignment of inventions to, the Company, and any outstanding loan(s), this Letter Agreement supersedes and replaces all prior understandings and agreements between you and the Company. The obligations set forth in this Letter Agreement under the captions "Invention Assignment" and "Confidential Information" will survive any expiration or termination of this Letter Agreement.

         You acknowledge that the Company will have no adequate remedy at law if you violate your obligations set forth in this Letter Agreement under the captions "Invention Assignment," "Confidential Information" and "Covenant Not To Compete." In such event, the Company will have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of this Letter Agreement.

         Any notice required or permitted hereunder will be given in writing and will be deemed effectively given as follows: (a) upon personal delivery; (b) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) one (1) business day after its deposit with any return receipt express courier (prepaid); or (d) one (1) business day after transmission by fax or telecopier, addressed to the other party at its address (or facsimile number, in the case of transmission by telecopier) as shown on the first page hereof or on the records of the Company, or to such other address as such party may designate in writing from time to time to the other party. Any notice to the Company shall be addressed to the President.

         Upon submission of a request for reimbursement of expenses in a form reasonably acceptable to the Company, the Company will reimburse you for attorney fees related to the negotiation of this Letter Agreement, limited to the lesser of $1200 or the amount of expenses actually incurred.

         As soon as practicable after you sign this Letter Agreement, the Company will allow you or your designee access to the Company's premises so that you and the Company can identify, by mutual agreement, equipment brought with you to the Company at the time of your original employment. Once identified, if such equipment is



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L. David Tomei
July 29, 1998


not being used by the Company it will be promptly returned to you; if it is being used, it will be returned to you at the earlier of the date such property ceases to be used by the Company or the termination of this Agreement.

         This Letter Agreement will be construed and enforced in accordance with the internal laws of the State of California, excluding that body of laws pertaining to conflict of laws. If any provision of this Letter Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain in full force and effect.



                                  Sincerely,



                                  G. Kirk Raab
                                  Interim Chief Executive Officer


         AGREED AND ACCEPTED:

         ---------------------------------
         L. David Tomei






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